UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

____________________

Date of report (Date of earliest event reported): April 18, 2007

Applied DNA Sciences, Inc
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	002-90539 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

25 Health Sciences Drive, Suite 113
Stony Brook, New York 11790
(Address of Principal Executive Offices) (Zip Code)

631-444-6861
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

IIMAK Agreement

On April 18, 2007, we entered into a Joint Development and Marketing Agreement with International Imaging Materials, Inc., or IIMAK. In this agreement with IIMAK, the parties agreed to jointly develop thermal transfer ribbons incorporating our SigNature DNA Markers to help prevent counterfeiting and product diversion for an initial six (6) month period. This period may be extended by mutual written agreement. Upon the parties’ successful development of commercially feasible ribbons incorporating SigNature DNA Markers, we will be paid royalties based on a calculation of net receipts by IIMAK from sales of such products. We will receive the exclusive right to supply DNA taggants to IIMAK and IIMAK will receive the exclusive right to manufacture and sell such products worldwide.

The foregoing description is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. A copy of the press release relating to the announcement is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation.

Item 3.02 Unregistered Sales of Equity Securities.

On April 23, 2007, we issued and sold a $100,000 principal amount secured promissory note bearing interest at a rate of 10% per annum and a warrant to purchase 200,000 shares of our common stock to James A. Hayward, a director and the Chief Executive Officer of the Company.

The promissory note and accrued but unpaid interest thereon are convertible into shares of common stock of the Company at a price of $0.50 per share by the holder of the promissory note at any time from April 23, 2007, through April 22, 2008, and shall automatically convert on April 22, 2008 at a conversion price of $0.15. At any time prior to conversion, we have the right to prepay the promissory note and accrued but unpaid interest thereon upon 3 days prior written notice (during which period the holder can elect to convert the note). Until the principal and interest under the promissory note is paid in full, or converted into our common stock, the promissory note will be secured by a security interest in all of our assets. This security interest is pari passu with the security interest granted to the holders of $1,500,000 in aggregate principal amount secured convertible promissory notes of the Company issued on March 8, 2006, and the holders of $3,950,000 in aggregate principal amount secured convertible promissory notes of the Company issued on May 2, 2006 and June 15, 2006.

The warrant is exercisable for a four-year period commencing on April 23, 2008, and expiring on April 22, 2012, at a price of $0.50 per share. The warrant may be redeemed at our option at a redemption price of $0.001 upon the earlier of (i) April 22, 2010, and (ii) the date our common stock has traded on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

Item 8.01 Other Events.

On April 11, 2006, our former employee Paul Reep filed suit against us, Applied DNA Operations Management, Inc., APDN (B.V.I.), Inc., Jun-Jei Sheu, Ben Liang, James A. Hayward, Larry Lee and Peter Brocklesby in the Clark County District Court, Nevada (Paul Reep v. Applied DNA Sciences, et al., Clark County District Court Case No. A539250). The action is a refiling of a lawsuit we previously disclosed (Paul Reep v. Applied DNA Sciences, Inc., U.S. District Court, Central District of California, Case No.: BC345702) in which we successfully moved the court to indefinitely stay all proceedings in the matter because of a forum selection clause designating Nevada state courts as the proper forum. The complaint alleges causes of action for breach of written contract, breach of oral contract, defamation, fraud and violations of the California Labor Code, and seeks approximately $360,000 in specified damages, additional damages according to proof, potential punitive damages, and fees and costs. The Company disputes all of the allegations and intends to vigorously defend this action. This matter is in its early stages.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits.

Exhibit 10.1 Joint Development and Marketing Agreement, dated April 18, 2007 by and between Applied DNA Sciences and International Imaging Materials, Inc.**

Exhibit 10.2 Form of Warrant of Applied DNA Sciences, Inc.

Exhibit 10.3 Form of Note of Applied DNA Sciences, Inc.

Exhibit 99.1 Press release of Applied DNA Sciences, Inc., dated April 24, 2007.

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**
Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.
Omitted portions have been field separately with the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied DNA Sciences, Inc.
(Registrant)

By: /s/ James A. Hayward
James A. Hayward
Chief Executive Officer

Date: April 24, 2007